UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2023

BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	001-08897	06-1119097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 E. Dublin-Granville Road, Columbus, Ohio 43081
(Address of principal executive offices) (Zip Code)

(614) 278-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares	BIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
                                Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On June 30, 2023, three wholly-owned subsidiaries (collectively, the “Sellers”) of Big Lots, Inc. (the “Company”) entered into an Agreement for Purchase and Sale of Real Property (the “PSA”) with an affiliate of Blue Owl Capital (“Blue Owl”) providing for the sale for an aggregate purchase price of $318 million by the Sellers to Blue Owl of the Company’s distribution center located in Apple Valley, California (the “California DC”) and 26 Company store locations in eight states (collectively, the “Property”). Blue Owl’s obligation to consummate the transactions contemplated by the PSA is subject to due diligence and other customary closing conditions.

As a condition to the closing of the PSA transactions, a wholly-owned subsidiary of the Company (the “Lessee”) will enter into a long-term absolute net lease (the “Lease”) with affiliates of Blue Owl (the “Lessors”), pursuant to which the Lessee will lease the Property from the Lessors for an initial term of 20 years with 10 five-year renewal options for all locations outside of California and two five-year and one four-year renewal options for all locations in California.

As a condition to the closing of the PSA transactions, the Company will provide payment and performance guaranties of its subsidiaries’ obligations under the PSA and the Lease.

The Company expects that the closing of the PSA transactions, including the sale of the Property, will provide the Company with net proceeds (after tax and transaction-related costs) of approximately $310 million. The Company intends to use approximately $100 million of the net proceeds from the PSA transactions to fully pay off the synthetic lease arrangement entered into on March 15, 2023, with respect to the California DC and to use the remainder of the net proceeds to repay outstanding borrowings under the Company’s asset-based revolving credit facility.

The PSA prohibits the Company from drawing on the Company’s asset-based revolving credit facility for six months after the closing of the PSA transactions for any purpose other than working capital, general corporate, operational requirements or capital expenditures unless borrowing availability under the credit facility exceeds $500 million as of the end of the Company’s then most recently completed fiscal quarter.

In connection with the closing of the PSA transactions, a wholly-owned subsidiary of the Company and an affiliate of Blue Owl will enter into an amendment to the lease agreement applicable to the Company’s distribution center located in Columbus, Ohio that extends the expiration date of the initial term of the lease by approximately five years to July 31, 2040.

The transactions contemplated by the PSA are expected to close in the next 30 to 45 days.

A copy of the press release announcing the entry into the PSA is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Big Lots, Inc. press release dated July 5, 2023.

	104	Cover Page Interactive Data File (formatted as Inline XBRL).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Date: July 5, 2023	By:	/s/ Ronald A. Robins, Jr.
Ronald A. Robins, Jr.
Executive Vice President, Chief Legal and Governance Officer, General Counsel and Corporate Secretary